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                                                                    NEWS RELEASE
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[LOGO OF SERVICEMASTER]                            The ServiceMaster
                                                   Company L.P.
                                                   One ServiceMaster Way
                                                   Downers Grove, IL  60515-1700
                                                   708/964-1300

                                                                  EXHIBIT (a)(7)

                       For further information contact:
                       Service Master
                       Ernest J. Mrozek, CFO, 630-271-2637
                       Clair Buchan, VP Comm., 630-271-2150

                       Barefoot
                       Mike Goodrich, CFO, 614-846-1800


FOR IMMEDIATE RELEASE
---------------------
January 17, 1997

                     COMMENCEMENT OF SERVICEMASTER'S OFFER
                         TO ACQUIRE SHARES OF BAREFOOT
                         -----------------------------


     DOWNERS GROVE, Illinois and COLUMBUS, Ohio -- ServiceMaster (NYSE:SVM) and Barefoot Inc. (NASDAQ:BARE) announced that, pursuant to their previously announced December 5, 1996 agreement, ServiceMaster has commenced today its tender offer for all shares of common stock of Barefoot. As previously announced, ServiceMaster will offer $16.00 for each Barefoot share in either cash or an equivalent amount of ServiceMaster shares, at the election of the Barefoot stockholder. The transaction has an aggregate value of approximately $232 million.


     The consummation of the transaction is contingent upon participation in the tender offer by the shareholders of at least 75% of Barefoot's 14.5 million outstanding shares. For purposes of the offer, ServiceMaster shares will be valued at the 15-day average NYSE composite tape closing price for the period ending February 13, 1997, unless the offer is extended, but not less than $23.00 per share. ServiceMaster shares to be issued in the transaction have been registered with the Securities and Exchange Commission.
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[LOGO OF SERVICEMASTER]


     The tender offer and withdrawal rights expire at midnight Eastern Standard Time on February 21, 1997 unless extended.

     If the tender offer is completed, ServiceMaster intends to cause Barefoot to consummate a merger in which each remaining outstanding share of common stock of Barefoot is converted into cash in the amount of $16.00 per share.

     Barefoot is the nation's second largest lawn care company, with over 500,000 system-wide customers, spanning 103 metropolitan markets, with 53 company owned markets, 50 franchises, and annualized customer level revenues in excess of $125 million. For the nine months ended September 30, 1996, the company had operating income before amortization of $21 million.

     TruGreen-ChemLawn is the nation's largest lawn care company, with customer level revenues of over $630 million, serving 2.5 million customers through over 260 service centers across the country.

     ServiceMaster serves more than 6 million customers in the United States and in 30 countries around the world, with annual customer level revenue of more than $4.5 billion. ServiceMaster is a network of quality service companies with two major operating segments, ServiceMaster Consumer Services and ServiceMaster Management Services, and two emerging business units, ServiceMaster Diversified Health Services and International.
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 SERVICEMASTER

     ServiceMaster Consumer Services includes seven market-leading companies -- TruGreen-ChemLawn, Terminix, ServiceMaster Residential and Commercial Services, Merry Maids, American Home Shield, Amerispec and Furniture Medic -- which operate through the ServiceMaster Quality Service Network of over 5,500
U.S. company-owned and franchised businesses.

     ServiceMaster Management Services has over 2,500 customers and is the leading facilities management company serving education, healthcare and business and industrial facilities with management of plant operations and maintenance, housekeeping, clinical equipment maintenance, food service, laundry, grounds and energy.

     ServiceMaster Diversified Health Services provides a broad range of services to home care, assisted living, subacute and long-term care markets, with more than 145 health care facilities under contract.

     ServiceMaster International includes both direct operations and a variety of license agreements in 30 foreign countries, which provide the broad range of the company's services.

     The offering will be made only by means of a prospectus which is part of a registration statement declared effective pursuant to the 1933 Securities Acts.
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                                                                    NEWS RELEASE
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                                                    The ServiceMaster
                                                    Company L.P.
                                                    One ServiceMaster Way
                                                    Downers Grove, IL 60515-1700
                                                    630/271-1300


                                 ServiceMaster
                                 -------------
                                 Ernie Mrozek, CFO, 630-271-2637
                                 Claire Buchan, VP Comm., 630-271-2150

                                 Barefoot
                                 --------
                                 Mike Goodrich, CFO, 614-846-1800

FOR IMMEDIATE RELEASE
---------------------
December 5, 1996


                 SERVICEMASTER AGREES TO ACQUIRE BAREFOOT INC.
                 ----------------------------------------------


DOWNERS GROVE, Illinois and COLUMBUS, Ohio -- ServiceMaster (NYSE:SVM) and Barefoot Inc. (NASDAQ:BARE) today announced that their Boards of Directors have reached a definitive agreement on a business combination. The transaction is to be carried out through a tender offer in which ServiceMaster will offer Barefoot stockholders $16 per share in either cash or an equivalent amount of ServiceMaster shares, at their election. The transaction has an aggregate value of approximately $230 million. After the transaction, Barefoot operations will be merged with those of TruGreen-ChemLawn, the nation's largest lawn care company and a subsidiary of ServiceMaster.

The consummation of the transaction will require, among other things, registration of ServiceMaster shares with the Securities and Exchange Commission, receipt of Hart-Scott-Rodino anti-trust approval, and successful completion of final due diligence by

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ServiceMaster. The tender offer will begin upon fulfillment of these requirements. Closing of the transaction is contingent upon participation in the tender offer by the holders of at least 75 percent of Barefoot's 14.5 million outstanding shares. For purposes of the offer, ServiceMaster shares will be valued at the 15-day average closing price for the period ending five trading days prior to the expiration of the tender offer, but at not less than $23 per share. ServiceMaster shares closed yesterday at $24.625 and Barefoot shares closed at $12.75.

"We are excited about combining the nation's two largest lawn care companies with the objective of creating expanded market opportunity, economies of scale, and productivity improvements. The experience we have had in successfully assimilating a number of other companies in recent years will help us accomplish these objectives. We also look forward to offering Barefoot's 500,000 customers the additional high-quality services that are currently enjoyed by the 6 million customers of the ServiceMaster Quality Service Network," said ServiceMaster Chief Executive Officer Carlos H. Cantu.

"Barefoot is joining with the nation's largest lawn care company and one of the leading service companies in the country," said Patrick Norton, Barefoot Chief Executive Officer. "ServiceMaster has a reputation for outstanding customer service, with an emphasis on training and developing people."

Barefoot is the nation's second largest lawn care company, with over 500,000 system-wide customers, spanning 103 metropolitan markets, with 53 company owned markets, 50

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franchises, and annualized customer level revenues in excess of $125 million.
For the nine months ended September 30, 1996, the company had operating income before amortization of $21 million.

TruGreen-ChemLawn is the nation's largest lawn care company, with customer level revenues of over $630 million, serving 2.5 million customers through over 260 service centers across the country.

ServiceMaster serves more than 6 million customers in the United States and in 30 countries around the world, with annual customer level revenue of more than $4.5 billion. ServiceMaster is a network of quality service companies with two major operating segments, ServiceMaster Consumer Services and ServiceMaster Management Services, and two emerging business units, ServiceMaster Diversified Health Services and International.

ServiceMaster Consumer Services includes seven market-leading companies -- TruGreen-ChemLawn, Terminix, ServiceMaster Residential and Commercial Services, Merry Maids, American Home Shield, Amerispec and Furniture Medic -- which operate through the ServiceMaster Quality Service Network of over 5,500 U.S. company-owned and franchised businesses.

ServiceMaster Management Services has over 2,500 customers and is the leading facilities management company serving education, healthcare and business and industrial facilities

                                                                          [LOGO]
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ServiceMaster


with management of plant operations and maintenance, housekeeping, clinical equipment maintenance, food service, laundry, grounds and energy.

ServiceMaster Diversified Health Services provides a broad range of services to home care, assisted living, subacute and long-term care markets, with more than 145 health care facilities under contract.

ServiceMaster International includes both direct operations and a variety of license agreements in 30 foreign countries, which provide the broad range of the company's services.

The offering will be made only by means of a prospectus which is part of a registration statement declared effective pursuant to the 1933 Securities Acts. ServiceMaster is expected to file the registration statement with the securities and Exchange Commission next week.


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